Exhibit 10.14

GREER STATE BANK

2005 EQUITY INCENTIVE PLAN

First Amendment

WHEREAS, the Board of Directors (“Board”) of Greer State Bank (“Company”) adopted the 2005 Equity Incentive Plan (“Plan”) on September 23, 2004;

WHEREAS the Company’s stockholders subsequently approved the adoption of the Plan;

WHEREAS, the Board wishes to amend the Plan;

WHEREAS, Section 11(a) of the Plan allows for amendment of the Plan by the Board, provided that no amendment will be effective without approval of the stockholders to the extent that stockholder approval is necessary to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, the Board has determined that stockholder approval of this amendment is not required by Section 422 of the Code or any regulations thereunder;

NOW, THEREFORE, the Board makes the following amendments to the Plan, each of which shall be effective as of January 1, 2005:

1. Subparagraph (ii) of paragraph (o) of Section 2 is hereby changed to read in its entirety as follows:

“(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board; provided that such determination shall be made in a manner acceptable for determining Fair Market Value under Section 409A of the Code and the regulations thereunder.”

2. Paragraphs (b) and (c) of Section 6 are hereby changed to read in their entirety as follows:

“(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if (i) such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 (a) of the Code and (ii) the grant of such Option does not cause the Option or any other option granted under the Plan to be considered a deferral of compensation for the purposes of Section 409A of the Code.

(c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if (i) such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 (a) of the Code and (ii) the grant of such Option does not cause the Option or any other Option granted under the Plan to be considered a deferral of compensation for the purposes of Section 409A of the Code.”

This First Amendment to the 2005 Equity Incentive Plan was approved by the Company’s Board of Directors on this February 22, 2007.

/s/ David M. Rogers
David M. Rogers, Chair of the Board